Exhibit 10.25

                  COMPENSATION ARRANGEMENTS WITH CERTAIN NAMED
                  EXECUTIVE OFFICERS (AS OF FEBRUARY 1, 2007)

        The following sets forth the compensation arrangements between First Aviation Services, Inc. (the "Company") and certain of its named executive officers as of February 1, 2007:

        Michael Culver, the former President and Chief Executive Officer of the Company and currently an employee and Vice Chairman of the Company, receives a base salary of $175,000 per year, is eligible for a bonus at the discretion of the Board and receives benefits consistent with other senior managers of the Company.

        Aaron Hollander, Chief Executive Officer of the Company, has a compensation arrangement with the Company which is set forth in Exhibit 10.38 to the Company's Annual Report on Form 10-K for the year ended January 31, 2006.

        Bill Reznicek, Vice President and Chief Financial Officer of the Company, has a compensation arrangement which is set forth in his employment agreement with Aerospace Products, Inc., dated as of January 12, 2007, which is being filed as Exhibit 10.24 to the Company's Annual Report on Form 10-K for the year ended January 31, 2007.

        Robert Malachowski, who previously served as the Company's principal financial officer, is currently employed at-will at a base salary of $85,000 per year. Mr. Malachowski is also eligible for a bonus at the discretion of the Board and receives benefits consistent with other salaried employees of the Company.